Exhibit 99.2
INSITUFORM TECHNOLOGIES

Moderator: Joe Burgess
July 25, 2008
8:30 a.m. CT

Operator:	Good day and welcome everyone to this Insituform Technologies second quarter 2008 earnings call. Today's call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, insituform.com.

During this conference, we'll make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution, and do not rely on such statements.

Now, I'll turn the call over Insituform's President and CEO, Joe Burgess. Please go ahead, sir.

Joe Burgess:	Thank you. And good morning and thank you for joining us for Insituform's conference call on our second quarter 2008 results.

Joining me on today's call are Tom Vossman, Senior Vice President and Chief Operating Officer, with overall responsibility for North American rehabilitation and Tite Liner® worldwide; David Martin, Vice President and Chief Financial Officer; and David Morris, Senior Vice President, General Counsel and Chief Administrative Officer.

I want to spend the vast majority of our time today addressing your questions, but I would like to make a few brief remarks on the overall performance of the business in the second quarter and in the first half and related to my first 90 days here at Insituform.

First of all, I'm pleased to report significant improvement in profitability this quarter compared to last year and from last quarter.  I want to highlight a few things that occurred during the quarter.

North American sewer rehabilitation's gross margin increased by more than two percentage points from the second quarter last year, and gross profit dollars increased more than nine percent, despite lower revenue in what continues to be a flat North American sewer rehab market.

Tite Liner® grew the top line by 66 percent, and operating profits increased almost 20 percent.  Tite Liner® continues to perform well domestically, while expanding the brand profitably into new geographies.

Overall, operating profits improved 54 percent despite approximately $2 million in proxy contest and other onetime costs.  If not for these costs, we would have shown improvement of more than 100 percent.

Cash increased to $93 million during the quarter and is up $14 million from year-end, and $19 million from a year ago at this time.

Overall, these results suggest that the Company is continuing to improve performance by focusing on eliminating execution mistakes, creating a leaner service delivery platform, both in terms of crews and overhead, improved project management in terms of project planning and administration, which is lowering rework cost and increasing revenue, focusing on key accounts and areas to maximize negotiated work, and optimizing our manufacturing and wet-out operations to deliver increased profitability and cost advantage to our contracting business.

Each of these areas represents the basic blocking and tackling required in our business, and they have the full attention of our Management Team, and I believe that our progress will continue to accelerate in these areas.

Now, let me spend a few minutes talking about where I believe Insituform is heading and the important steps we are taking to ensure that our performance trend continues and even accelerates.

First, all business units will be adopting a rigorous return on invested capital metric to ensure that our investments are properly aligned with shareholder interests.  Over time, this will result in a leaner overall capital structure for each of the operating businesses and a more profitable deployment of capital to higher return business units within the Company.  This metric will become central to our overall planning strategies and processes beginning now.

North American rehabilitation management will continue to focus on the fixed cost structure of the business and strive to create a more agile service delivery structure that reflects the long-term shift to smaller diameter work and the volatility of workflow within geographic regions of North America.  This work is central to our ongoing planning efforts and is critical to improving margins in a highly competitive market.

Europe's performance in the first half has been disappointing.  Markets in Poland and Switzerland underperformed due primarily to project execution issues.  Top line growth has been primarily related to currency fluctuations, and margins continue to be flat.

Our German joint venture, IRT, has also underperformed during the first half, due mainly to stagnant market conditions and intense competition.

Bruce Frost, our Vice President for Europe, has been on the ground for about 60 days now and is working closely with me on an optimization strategy for this business unit.  We expect a much stronger second half of the year in Europe.

We will continue to focus on our manufacturing capability and our technology portfolio to deliver better value to our customers and profitability to shareholders.  ITI's vertically integrated structure is an enormous asset, and we will expand it to strengthen our position in the marketplace.  As one example, we expect tube sales to third parties to double during 2008.

The Company will be investing significantly in iBlue® over the near term.  Ongoing work in Hong Kong, the recently started work in New York City, and our recent project awards in the U.S. totaling nearly $3 million, have put this business onto the growth trajectory that we have predicted for it.

Backlog for iBlue® exceeds $10 million now, and it's expected to continue to grow at a brisk pace.  We expect to significantly invest in development resources and in expanding our product portfolio to continue to meet customer needs in this exciting market.

Our large projects in New Delhi, India are off to solid starts. We expect to see solid returns on these projects in the second half of the year, as well as significant new project awards.

We are investing in our execution infrastructure to support this market. We have a very strong partner in SPML and expect to significantly increase our backlog in the second half of the year.

As I mentioned earlier, growth in our Tite Liner® unit has been strong, and we believe it will continue in the second half.  We are actively evaluating avenues to accelerate the organic growth opportunities for this business through expanded development resources and partnering relationships.  We are also evaluating potential acquisitions to expand our product portfolio in the industrial rehabilitation sector.

And, with that brief opening, I would now like to turn the call over to your questions. Thank you very much.

Operator:
Thank you.  To ask a question today, please press star one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again if you have a question, please press star one.

We'll go first to Arnie Ursaner at CJS Securities.

Arnie Ursaner:
Hi, good morning.  The first question I have is on the rehab side your leverage was tremendous.  On a $3.6 million improvement in revenue, you had a $2.5 million improvement in gross profit.  Obviously, that type of leverage is probably not sustainable, but can you give us a feel for how much you've driven down your cost structure and what you believe your incremental margins are at this point in rehab?

David Martin:	Actually, I think Tom Vossman can. This is David, but I'll chime in where necessary, but Tom Vossman can chime in on the improvements that have been made in North America.

Thomas Vossman:
Hey, Arnie.  It's Tom.  Actually, the only thing I'd change with your question is I actually believe that we're pretty excited that the improvements you're seeing are sustainable.  We continue to project that the market is flat to possibly ending slightly up by yearend.  But we've seen a tremendous capability to improve our production about a little over eight percent on 12 percent less crew capacity.

So, as Joe alluded to, with a significant reduction in our fixed cost base, that we think we can continue to execute at this level.  We've still got some additional improvements to make, but with that kind of production up, our labor costs are down over five percent year-over-year; against the production that's up eight percent.

So I think if you look across all the major cost segments, we've seen improvement.  The only area that you would expect us to I think as everybody is, is the impact that fuel is having.  But even in that area, we've seen our consumption go down, offsetting the impact of fuel by almost 50 percent.  So across all those major cost metrics, we're seeing improvement for North America.

Arnie Ursaner:	That's a great answer. Thank you very much.

The other question I have is I'm a little surprised by the stability of CIPP pricing, given what is obviously a very challenging competitive environment, general contractors with a lot less work to do.  How do you comment on the stability of pricing, given what is probably this challenging environment?  Why are you winning business at attractive pricing and margins?

Thomas Vossman:
Yes, Arnie, it's – I think that the safe answer for us is the changes we alluded to in the prior two quarters, related to a focus in our BD staff on non-bid work is beginning to yield dividends, at margins that are better than what we get out of the bid work, so that's certainly probably the most, the biggest impact.  We've actually seen an increase year-over-year of double-digit growth in our negotiated work platform.  So that's one of the biggest contributors.

I think offset by a stable gross margin business in the rest of North America, and I'll also state that we continued to see it in selected regions, where the market is soft to down, offset by some areas where the market is pretty healthy.  And so, fortunately, with our national coverage we're able to leverage some areas where we are seeing some tough margins at the bid table, offset by areas where we're able to leverage our position in strong markets.

Arnie Ursaner:
One real quick one, can you update us – I think you did on New Delhi in a general sense, you indicated a second half improvement; lots of opportunities for new awards.  Can you remind us of how you expect the New Delhi contract to ramp, because I thought it would be much more of a six to eight quarter ramp, and just freshen up where we are in the second, in the back half of this year, do you think you can achieve profitability in the back half, and when do we see a more important swing in revenue and profitability from New Delhi?

Joe Burgess:
You'll see a – this is Joe Burgess, Arnie – you'll see a revenue swing and a profitability swing in the second half of '08.  The two, we've completed one small project in India, the two large projects, $35 million worth of work, are begun.  Those facilities have dedicated wet-out facilities, that's what I was referring to when I talked about building up our infrastructure in Delhi.  And we are in the process now of beginning the line cleaning and other assessment activities that are at the front end of that contract.

We would expect in the late third quarter to actually begin putting lining into those operations and, of course, both the revenue and the profitability track with that progress schedule.

There's also a significant amount of work on the horizon that we are competing for in the Indian market.  Delhi, itself, is in the midst of a large federally funded program.  We have line of sight of about, well, certainly,  $25 million worth of work that is bid submitted, line of sight on another $25 million to $30 million in Delhi, and are working actively with our partner in Mumbai, which also has a very, very significant federally mandated spend program underway.

So very excited about our partnering arrangements, very excited about the work and the investments we've made to establish infrastructure, partnering, and subcontracting relationships, so that we think the work can come off smoothly and at the margins we've suggested, and that we expect to see that in a significant way in the second half of '08.

Arnie Ursaner:	Thank you very much.

Joe Burgess:	You're welcome.

Operator:	We'll move next to Francesca McCann at Stanford Financial.

Francesca McCann:	Hi, there. Good morning.

Joe Burgess:	Good morning.

Francesca McCann:	If you could go into a little bit more detail about the project execution in Poland and Switzerland, and then anywhere else in Europe, as well, that may be relevant?

Joe Burgess:
We had in the first half and lingering into the second quarter some project execution errors, both field-oriented and then also mis-estimation of project costs, running the gamut to – from just logistics coordination with the community to mis-estimating the size of the liner necessary, et cetera, so there was a significant amount of rework in the Polish market that, David, I think exceeded about a million dollars once we aggregated them?

David Martin:	Correct.

Joe Burgess:
Of project write downs.  Switzerland market, flat, and then nothing, nothing on the order of magnitude like that, but a number of projects that aggregated to several hundred thousand dollars, and that also precipitated some management changes that cost us some money.

Generally flat market conditions in the rest of Europe not being responded to, as I alluded to in my remarks, with appropriate cost reduction efforts or other mitigating activities.  So that area is going to get a lot of attention here in the next 60 to 90 days.

Francesca McCann:	OK. And then, overall, looking at trends in Europe, looking out are you assuming kind of flat growth there? Or are you seeing any pick-up or any increased slow-down?

Joe Burgess:
Well, we see – I mean we have some – there are some positive markets.  To be very granular about Europe, it's as Tom was talking to, about the North American market, we have eight regions, in Europe we have nine countries, so we continue to see and have a strong business in the Netherlands, we continue to see growth in the UK.  The French market was flat, but picked up in the second quarter, and it looks to be positioned to have a second half.

The German market in terms of revenue has not necessarily been disappointing.  There has been a shift from felt tube to glass that's caused some impacts.  So it's very much a mixed bag.  I – so I guess I would say that I'm – our disappointment with European performance is not necessarily related to the market, as much as it is our execution within the market and our need to be better at it.

Francesca McCann:	OK. And then trends moving forward, mixed?

Joe Burgess:	Mixed.

Francesca McCann:	Kind of?

Joe Burgess:	Yes.

Francesca McCann:	OK. All right. If you can also walk us through backlog, so on the sewer side, kind of small versus large diameter breakout in iBlue® geographically, and then in Tite Liner® also geographically?

Joe Burgess:	OK. David, can you do that?

David Martin:
Yes, Francesca.  If you look at North American rehab, it was, you know we don't typically talk about geographies, but it's pretty healthy throughout the country right now.  It's up six percent from last quarter, with margins being stable to improving.

iBlue® is $10 million, as Joe alluded to earlier, it's more than double than it was last quarter. The iBlue® backlog is primarily as we reported in North America.

European backlog is flat, basically, quarter-over-quarter.  And Indian backlog is around $33 million.  And it's about pretty stable with where we've been, but you'll be starting to see some nice changes there.

You talked about UPS backlog, we released yesterday 24.6 million in backlog in UPS, and that's pretty well spread through all of its geographies. It's no significant concentration in any one.

Francesca McCann:	OK. So what we saw in this last quarter in terms of higher percent of work in South America that's lower margin, that – is that kind of an anomaly?

David Martin:
Well, that business is very streaky.  You have significant projects that come on, and then you work them down, and then eventually you have another big project.  The backlog is down this quarter from what it was last quarter, due to the large amount of revenue we had in the second quarter.  But prospects are very good and could very well have a strong backlog later in the year.

Joe Burgess:
But I think the – I do think that backlog you're speaking about in Chile, though, was an anomaly in terms of its impact on margins, because of the mining project, there was some local competition to be dealt with, and then a higher level of subcontracting on that job than we normally see.

Francesca McCann:	OK and then, David, with your answer there, the – looking at rehab in the U.S., what about small versus large diameter?

David Martin:	Small diameter work is around 80 percent. It's been roughly in that same range. It's a little bit increased this year versus last year, but it's been fairly stable the last couple of quarters.

Francesca McCann:	OK. And are you seeing any trends, though, toward pick-up in large diameter, or not at this stage?

David Martin:	I would defer to Tom on that question, whether – what he's seen.

Thomas Vossman:
Yes, it's – I – we don't have enough visibility yet that it's going to increase significantly.  There are some nice projects out there in some regions where we haven't seen activity that's encouraging.  We got to win it.  So there is – there are some signs that it might, our small diameter percent might, go back into the mid to high 70s, but right now we're kind of planning our cost structure on an 80 percent market.

Francesca McCann:	OK. Great. Thanks. And then, also, a last question for right now, anyway. Any other details on the arbitration you know those pending – the arbitration issue?

David Morris:
Hi, Francesca.  This is David Morris.  At this point, we're just waiting for the award from the arbitrators.  I do expect it, hopefully, next week, the week after.  We feel very good about our claim. We thought the arbitration went well.  Of course you know no guarantees on what will come out, but something that we hope to have soon.

Francesca McCann:	OK. But potentially if it doesn't go in your favor, it could be a reversal of the $2.1 million and then other associated fees?

David Morris:	No, just you know the worst down side is we get nothing. I hope that doesn't happen, I don't think that's a likely scenario. And we do potentially have up side on the $2.1 that we've already booked.

Francesca McCann:	OK. All right. Thank you. That's it – that's it for now.

Joe Burgess:	Thank you.

Operator:	We'll move next to Debra Coy at Janney Montgomery Scott.

Debra Coy:	Yes, thanks. Good morning, guys.

Joe Burgess:	Good morning.

David Martin:	Good morning.

Debra Coy:
First question on the rehab business, Tom, it's interesting to hear you talk about increased production on a smaller crew base.  Do you think you're about where you want to be on that, or do you think there's still more room to improve on the productivity side?

Thomas Vossman:
Certainly, certainly room to improve.  We're pleased with the progress we're making.  We've spent quite a bit of time and money reinvesting in some training on some of the newer technologies we've discussed in the past.  Our iPlus Infusion™ product we've mentioned in the past is gaining more traction.  That's going to help the productivity as well as the cost basis for the Company as we ramp it up to a higher percentage of our small diameter installations.

But in certain markets we've got crews that are still, I guess I would use the term underperforming relative to the average we see across the Company, so we're very focused on just increasing the overall average across all markets.  And I would expect us to continue to increase.  Our forecast is to end the year with the continued improvement trends that you've seen in the first half.

Debra Coy:
Good news.  Joe, you know I'm very intrigued by this focusing on the manufacturing assets that you mentioned.  Can you give us a little more color on the sales to third party, what the potential is there?  You said you think that business can double this year, kind of where it is, where it can go?  And then looking beyond just 2008 you know what's the potential for kind of making a strategic shift to leveraging those assets more looking forward?

Joe Burgess:
Well, currently, we expect sales to third-party buyers to be north of $10 million in 2008, up from I think $4 million and change last year.  That is with, I would suggest, a less than robust focus on that, and with limited resources.  So we think there's even more up side.

The overall market outside of us, outside of Insituform's internal purchasing, of course, is northwards of $120 million for just tube, which would be, most of which we'd feel like we could accommodate within our current asset base, so we're excited about the potential of that business to expand, and we're equally excited about the fact that it requires very, very little capital for us to expand that business.

And, as I said earlier, we're – while we're excited about the profitability improvement, we're excited about being able to maintain and even expand our gross margins in some of our areas, is we very much want to also focus on our asset base and improve our performance in terms of return that we generate on the invested capital that we have in the Company.

And so opportunities like working within our current vertical integration structure to generate more profitability from our existing base are things that are going to continue to get a lot of attention in the Company.

Debra Coy:	And how would we think about that in terms of gross margins on that business, or can you say? North of the 22 percent that we did in the second quarter, I presume?

Joe Burgess:	Yes, they are.

Debra Coy:
OK and how big of an issue do you see that kind of trend being in terms of potentially selling tube to competitors?  I mean is that something that you're doing currently?  Are competitors on the installation side comfortable with that?  How do you see that working?

Joe Burgess:
Well, all of the sales that we currently have are to competitors, and we – the market that I described are – essentially would be tube sales to competitors, and I was talking about the North America market.  There's obviously similar markets in Europe.  And, by the way, we think of potentially other products that we can involve ourselves in.

Certainly, there's a dynamic in a marketplace, when you're vertically integrated and other players aren't in terms of trying to position yourself within their supply chain, but at the end of the day I think it comes down to the quality of the products and the service organization that you have in the field, to make sure that that adds value to their position in the marketplace, as it adds value to yourself.  And we've – we think we're off to a good start there.  And, as I say, with – as we add resources to that, we think that it will give us an opportunity to make that part of our business larger.

Debra Coy:
OK.  Thank you.  A third question is on Tite Liner® the business is lumpy, as David noted.  Margins have kind of moved around.  You talked about organic expansion and also potential acquisitions, can you give us a little bit of kind of where we should think about that business in terms of its potential very strong top line growth now, but it's still small as an overall percentage of your business?  What kind of products might you add in that business, as you're looking at potential acquisitions or product bolt-ons?  And how would we think about the margin profile of that business looking ahead?

Joe Burgess:
Well, it's a little early to be specific, although I will say that we have spent a fair amount of time studying what I'll describe as adjacent markets to Tite Liner® skill sets, and we're very, very encouraged by the margin profile that we see.

If I could also back-up to talk about capital deployment?  I think if you look at the portfolio mix of Insituform's businesses now, clearly, Tite Liner®, with its return profile and adjacent markets with that return profile, deserves a very, very committed look in terms of capital deployment within our current portfolio.  And we're studying that very, very closely.

We also think that there's an opportunity to put more development, both business unit and corporate resource into Tite Liner® as it currently exists, to grow it more rapidly.  And, Tom, you might have some comments on that particular aspect of Tite Liner® growth?

Thomas Vossman:
Yes.  Thanks, Joe.  We are developing a plan that is soon to be completed internally to kind of ramp-up.  As you know it's also a labor intensive business, and we're seeing quite a bit of opportunity across the international front.  So we've got lots of things we need to consider to continue to resource that company for the type of growth you're seeing.  But we think we can do it, and so we've been working very closely with local management to develop such a plan.  Again, our intention is to begin really ramping that up in the next couple of quarters, heading into '09.

About the margin question, I want to reiterate what David said, I don't think you should read too much into that.  If you look at second quarter year-over-year, we had – and I think we've mentioned this before, we had some favorable project closeouts in the second quarter last year that I recall us mentioning.  And so it you know the margins aren't quite as healthy in the South American market, but I guess I wouldn't refer to it as lumpy.

The margins across the four major business sectors seem to be very, very stable.  And so our domestic work, our Canadian work, and our international work combined with South America, all feel very stable, and look very stable.  So as we see growth you know Canada is coming back strong, the Alberta Government seems to have resolved the issues with the industry, and the work seems to be picking up to 2006 levels.  We're very encouraged by that;  taking advantage of it.

So I wouldn't worry too much from what we see on the margin stability across the entire business platform.

Debra Coy:
All right.  That's helpful, Tom.  Because, actually, it was interesting to see in this quarter, SG&A as a percentage of revenues in Tite Liner® was actually pretty good, it was lower than its been, that I've seen it, so it was – it sounded like it was a subcontracting issue.

Thomas Vossman:	Yes, it's just a mix issue based on where we had work, as David mentioned, but I think you should feel comfortable that the – it's positioned very well across all four major business sectors.

Debra Coy:	OK. Thanks.

Thomas Vossman:	Yes.

Debra Coy:
And my final question, Joe, is for you.  You said in the press release that you expect that earnings this year should "outperform analysts' expectations."  I'm wondering how willing you are to talk about what that means?  And, also, kind of your thoughts?  You've only been there for 90 days, but as you know one of the issues has been difficulty of forecasting earnings and no guidance for Insituform.  Kind of what your thoughts are on that as we look into the next year?

Joe Burgess:
I think you'll see us providing increasing clarity on both our ability to forecast our performance and our willingness to communicate about it.  The business kind of as I found it in early April, a lot of moving parts.  Most of which I think is going in a very, very positive direction, as we described, and we are continuing to kind of grind through and forecast processes and study results and trends within the business.

So we continue, if we aggregate the analysts' expectations and look at our performance for the year, we continue to think that we'll comfortably outperform that, and I would suggest that as we go through time and we'll be in a position to start to be able to fine-tune those kind of comments and our sense of those expectations as we go through time.

Debra Coy:	OK. Thanks.

Joe Burgess:	You're welcome.

Operator:	And just a reminder, if you have a question, please press star one. We'll go next to John Quealy at Canaccord Adams.

Joe Burgess:	Good morning.

Chip Moore:	Thanks. It's actually Chip Moore for John. You touched on the backlog for iBlue®. Wondering if you could give us a sense of the pipeline there and just the general opportunity?

Joe Burgess:
Well, as we've said, our current backlog is at $10 million.  We expect that to be higher at the end of the year.  We have some substantial project awards recently in the northern Great Lakes section of the U.S.  These are going to be important projects, both for their size, for the business, but also because of the ramped up inclusion of the number of iTap®s that will be installed in those jobs, so that's very, very important work for future references.

We have line of sight on a good body of work that's moving towards us in the second half of the year, and feel good about our ability to capture it.  So our long-term planning horizon, iBlue is forecasted at $15 million revenue this year, which we believe is essentially captured, and we'll be able to achieve, and we think that positions it for handsome growth in 2009.

Chip Moore:	OK. Great. And then …

Joe Burgess:
That doesn't – we're not counting there on bagging large scale follow-on projects in Hong Kong or the doubling and tripling of the New York thing, which are obviously though on our wish list of things to be able to capture, to continue to accelerate the growth in this marketplace.

Chip Moore:	… sure. And just real quick, back on the cost side, can you give us a sense of I guess diesel, resin, et cetera, those sort of costs as a percentage of COGS? And just the trends you're seeing there?

Joe Burgess:	Sure. David?

David Martin:
Yes, and I'll let Tom chime-in where he needs to, but obviously we've seen a 40 percent increase in the pricing of fuel this year versus last year at this time.  In fuel, we're spending an amount of about $2.5 million a quarter in terms of fuel, and so you can assess that as to where we are overall as part of COGS.

But that pricing increase has been offset quite a bit by the fact that we are consuming less, as Tom mentioned earlier.

On the front of resin, we've – I'm not going to mention percentages, per se – but the resin pricing is increasing slightly but we've been able to mitigate much of the increases that what we believe the industry is getting at this point in time, with a strong vendor relationship, with multiple vendors, and we're continuing to leverage and work with the vendors quite closely to offset that.

And we're also getting visibility, forward visibility, into our pricing, so we can ensure that we are bidding and costing our jobs appropriately.

Chip Moore:	All right. Thanks.

Operator:	And just a final reminder, if you would like to ask a question, please press star, one. We'll pause just a moment.

Joe Burgess:	OK. Is that it?

Operator:	And, Mr. Burgess, at this time, there are no further questions. I'll turn the conference back over to you.

Joe Burgess:
Thank you very much.  And thank you for joining us on the call.  I'll just reiterate that we feel like it was a good second quarter.  And we feel like the business is well positioned for certainly an improved second half over the first half, and a dramatic improvement over what happened in 2007.

I think more importantly, though, is we're taking steps in our primary North American contracting business to right size the cost.  Tom did – Tom and his team did – a great job in the second quarter and are well positioned for the third quarter and beyond.

I think that we are moving towards a much more agile organization, which is reflective of the needs based on the diameter of work that we're seeing, as well as many of the shifts in workflow amongst the various geographies, and I think we're positioning ourselves as a Company for that to be an advantage, our national footprint to be an advantage to capture premium work in those geographies rather than a fixed cost burden.

And I think we're well positioned as we move forward in the future.  We have very exciting opportunities in iBlue® and in India, as I mentioned, and we will continue to work through our challenges in some of the other markets.

But it's – we feel good about where we are, and we look forward to continuing to improve our results and continuing to add to our shareholders' value. And I appreciate your time this morning.

Operator:	And that does conclude today's conference. Again, thank you for your participation. You may now disconnect.

END